The Cincinnati Insurance Company  ■  The Cincinnati Indemnity Company
The Cincinnati Casualty Company  ■  The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company  ■  CFC Investment Company  ■  CSU Producer Resources Inc.

Investor Contact: Dennis E. McDaniel, 513-870-2768 CINF-IR@cinfin.com Media Contact: Joan O. Shevchik, 513-603-5323 Media_Inquiries@cinfin.com

Cincinnati Financial Corporation Announces Preliminary Loss Estimate for April Storms

Cincinnati, May 18, 2011 – Cincinnati Financial Corporation (Nasdaq: CINF) today announced that The Cincinnati Insurance Companies’ property casualty group expects its second-quarter results to include pre-tax catastrophe losses, net of reinsurance, of approximately $150 million to $200 million incurred due to severe weather during the entire month of April. Catastrophe losses affect property casualty insurance underwriting income, one of the sources of consolidated net income along with profits from investment operations and life insurance operations.

Steven J. Johnston, president and chief executive officer, commented, “While spring storms typically raise second-quarter catastrophe losses above the quarterly average, the devastation caused by the late April tornado outbreak in southern states had a more dramatic impact. The cost of this event goes well beyond industry estimates of multi-state property damage ranging from $4 billion to $6 billion. More than 300 lives were lost, as reported by national weather services, and the recovery process will continue long after policyholders receive payment for property losses. Our representatives working with affected families and businesses respond personally as well as professionally, listening to each person’s story as they provide assistance with property claims.

“Over the past 10 years, the impact of catastrophes on our second-quarter loss ratio has averaged 8.5 percentage points compared with a full-year average of 4.4 points. The impact of April 2011 catastrophe losses on our second-quarter loss ratio would be approximately 21 to 28 percentage points, net of reinsurance and based on estimated earned premiums for the full second-quarter.

“The tornado outbreak in late April caused losses exceeding $45 million, which is the amount of loss we retain for a single catastrophic event before our reinsurers cover further losses. We expect recovery from our reinsurers of significant losses incurred above our retention level. To reinstate our reinsurance coverage for further 2011 property catastrophes, we will cede an estimated $26 million of premiums to our reinsurers, reducing second-quarter 2011 earned premiums by that amount.

“Our agents and policyholders know they can depend on Cincinnati Insurance to provide the highest quality service for claims involving storms or other insured loss events. During the second quarter, we’ve dispatched special teams of experienced claims representatives to several areas from Tuscaloosa northeast through Birmingham, Knoxville and Gastonia, North Carolina. These teams are assisting our independent agents and local claims staff, working under challenging conditions to assure prompt attention to the more than 9,000 claims from policyholders who reported losses due to April catastrophes. They volunteered for this duty, knowing that their best efforts when policyholders are in greatest need will create long-term customer loyalty and appreciation for our agencies, our company and our industry.”

Cincinnati Financial Corporation offers business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life and disability income insurance, annuities and surplus lines property and casualty insurance. For additional information about the company, please visit www.cinfin.com.

Mailing Address:	Street Address:
P.O. Box 145496	6200 South Gilmore Road
Cincinnati, Ohio 45250-5496	Fairfield, Ohio 45014-5141

Safe Harbor

This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2010 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 24.

Factors that could cause or contribute to such differences include, but are not limited to:

•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes
•	Increased frequency and/or severity of claims
•	Inadequate estimates or assumptions used for critical accounting estimates
•	Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies
•	Delays in adoption and implementation of underwriting and pricing methods that could increase our pricing accuracy, underwriting profit and competitiveness
•	Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability
•	Declines in overall stock market values negatively affecting the company’s equity portfolio and book value
•	Events, such as the credit crisis, followed by prolonged periods of economic instability or recession, that lead to:
°	Significant or prolonged decline in the value of a particular security or group of securities and impairment of the asset(s)
°	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities
°	Significant rise in losses from surety and director and officer policies written for financial institutions
•
Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets

•	Increased competition that could result in a significant reduction in the company’s premium volume
•	Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages
•	Inability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for non-payment or delay in payment by reinsurers
•
Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

°	Downgrades of the company’s financial strength ratings
°	Concerns that doing business with the company is too difficult
°	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace
°	Delays or inadequacies in the development, implementation, performance and benefits of technology projects and enhancements
•	Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:
°	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business
°	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations
°
Add assessments for guaranty funds, other insurance related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

°	Increase our provision for federal income taxes due to changes in tax law
°	Increase our other expenses
°	Limit our ability to set fair, adequate and reasonable rates
°	Place us at a disadvantage in the marketplace
°	Restrict our ability to execute our business model, including the way we compensate agents
•	Adverse outcomes from litigation or administrative proceedings
•
Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•
Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

•	Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
•	Difficulties with technology or data security breaches that could negatively affect our ability to conduct business and our relationships with agents, policyholders and others

Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

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